Exhibit 10.2

AMENDMENT NO. 3
TO
AGREEMENT FOR SERVICES

This Amendment (“Amendment”) dated as of October 25, 2017, is made by and between Schnitzer Steel Industries, Inc. (the “Company”) and John D. Carter, Chairman of the Company’s Board of Directors (“Chairman”).
WHEREAS, the Company and Chairman are parties to an amended and restated agreement dated June 29, 2011, now entitled “Agreement for Services” (“Agreement”); and
WHEREAS, the Company and Chairman agreed to terminate Chairman’s employment due to Chairman’s retirement effective December 28, 2012, through Amendment No. 1 (executed November 6, 2012) to the Agreement; and
WHEREAS, under Amendment No. 2 to the Agreement, the term for Chairman’s services and fee for those services expires December 31, 2017; and
WHEREAS, the Company and Chairman desire to further amend and extend the Agreement.
NOW, THEREFORE, in consideration of the promises and mutual agreements here contained, the Company and Chairman hereby agree as follows:

1.	Amendment to Section 7(e)(i). Section 7(e), subsection (i) of the Agreement shall be amended to read in its entirety as follows:

“(i) the Company shall arrange to provide Chairman and his spouse with (A) health insurance benefits from December 28, 2017 through the date of the Company’s 2021 Annual Meeting of Shareholders (the “Coverage Period”), with such benefits substantially similar to those benefits which Chairman was receiving as of December 28, 2017; provided, that the Company shall not provide any benefit otherwise receivable by Chairman pursuant to this Section 7(e)(i) to the extent that a similar benefit is actually received by Chairman from another employer during the Coverage Period, and such benefit actually received by Chairman shall be reported to the Company;”

2.	Amendment to Section 7(e)(iii). Section 7(e), subsection (iii) of the Agreement shall be amended to read in its entirety as follows:
“(iii) The Chairman’s current Agreement continues through December 31, 2017. From January 1, 2018, through the date of the Company’s 2021 Annual Meeting of Shareholders (the “Service Period”), Chairman shall continue to serve as the non-executive Chairman of the Company’s Board of Directors (the “Board”). During the Service Period, Chairman shall receive an annual calendar year fee of $300,000, payable in arrears in quarterly installments based on the Company’s fiscal quarters. If Chairman ceases to serve in the capacity of non-executive Chairman of the Board for any reason, such annual fee will be pro-rated for the number of days served by Chairman during the applicable calendar quarter. In addition, for so long as Chairman serves in such position, Chairman shall be entitled to access to an office in the Company’s Portland, Oregon headquarters and appropriate administrative assistant support, as well as comparable communications and information technology access and support as in effect for Chairman as of December 31, 2017. The Company and Chairman agree that the annual fee shall be the sole remuneration received by the Chairman for his services to the Board and Company during the Service Period.”
3.     Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
4.    Ratification. All other provisions of the Agreement remain unchanged and are hereby ratified by the Company and Chairman.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

SCHNITZER STEEL INDUSTRIES, INC		CHAIRMAN

By:
	Judith Johansen	John D. Carter
Chair of the Compensation Committee